UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2008

______________________________

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into A Material Definitive Agreement

On May 6, 2008, KBR, Inc. (the “Company”) entered into an Agreement and Plan of Merger, by and among the Company, BE&K, Inc., a Delaware corporation (“BE&K”), and Whitehawk Sub, Inc., a Delaware corporation (“Merger Sub “) and an indirect wholly owned subsidiary of the Company (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into BE&K, with BE&K becoming an indirect wholly owned subsidiary of the Company (the “Merger”). The aggregate consideration to be paid by the Company in the Merger to the BE&K stockholders is $550 million, subject to adjustments for shares seeking appraisal and a post-closing adjustment based on BE&K’s stockholders’ equity as of the closing date. The Merger Agreement has been approved and adopted by the Board of Directors of both the Company and BE&K, and by BE&K’s stockholders. The Merger Agreement is conditioned upon, among other things, (i)  clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) other usual and customary closing conditions. The Company anticipates that it will fund the merger consideration from available cash on-hand.

To secure indemnity claims by the Company, (i) $5,000,000 of the purchase price will be held in escrow until April 1, 2010 with respect to claims associated with three businesses being disposed of by BE&K; and (ii) 10% of the purchase price will be held in escrow for a period of 18-months with respect to claims arising from BE&K’s breach of its representations, warranties or covenants in the Merger Agreement, all of which will be pursuant to an escrow agreement (the “Escrow Agreement”) negotiated by the parties in connection with the execution of the Merger Agreement.

Concurrent with the execution of the Merger Agreement, Michael Goodrich, Ted Kennedy, Dennis Schroeder and Clyde Smith, who are officers and stockholders of BE&K, have each entered into a support agreement (collectively, the “Support Agreements”) with the Company, pursuant to which each agreed, among other things, to vote his shares of BE&K common stock in favor of the Merger.

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties to the Merger Agreement described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. The representations and warranties in the Merger Agreement may have been made to allocate risks among the parties thereto, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters to the Merger Agreement that the parties exchanged in connection with the signing of the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Merger Agreement is attached hereto as Exhibit 2.1, and is incorporated herein by reference. The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Merger Agreement.

A copy of the Company’s press release issued on May 7, 2008 announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger dated as of May 6, 2008, by and among KBR, Inc., BE&K, Inc., and Whitehawk Sub, Inc.

99.1	Press Release dated May 7, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2008	KBR, INC. /s/ Jeffrey B. King Name: Jeffrey B. King Title: Vice President, Public Law